Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:
David Johnson	Lisa Babington
Vice President, Investor Relations	Director, Corporate Communications
Perrysburg, Ohio, US	Perrysburg, Ohio, US
567 336 2600	567 336 1445
dave.johnson@o-i.com	lisa.babington@o-i.com

Chief Financial Officer Steve Bramlage to leave O-I

John Haudrich named acting CFO

Perrysburg, Ohio (March 19, 2015) — Owens-Illinois, Inc. (NYSE: OI) announced today that Senior Vice President and Chief Financial Officer Steve Bramlage will leave O-I to pursue another opportunity, effective March 31, 2015.

Until an internal and external executive search can be completed, John Haudrich, vice president, finance and corporate controller, will assume the responsibilities of the chief financial officer.

“It is natural for opportunities outside the company to arise for our many competent leaders like Steve,” said Al Stroucken, chairman and CEO. “Although we are sorry to see him go, he leaves behind a highly capable finance team focused on financial flexibility. John is a strong and talented leader with broad experience in corporate finance who can readily assume CFO responsibilities.”

Haudrich has led the global finance operations for O-I’s four business segments and the corporate finance team, focused on management reporting. He joined O-I in March 2009 as vice president of investor relations, was named vice president of finance in 2010 and was appointed vice president, finance and corporate controller in 2011.

“I am grateful for the opportunities that O-I has afforded me over the past nine years,” said Bramlage. “I am very proud that our work to dramatically improve the Company’s financial flexibility has allowed O-I to shift capital allocation in favor of shareholder yield. And I am confident that senior leadership’s focus on enhancing manufacturing capabilities and capitalizing on commercial opportunities will allow the Company to continue down that path.”

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About O-I

Owens-Illinois, Inc. (NYSE: OI) is the world’s largest glass container manufacturer and preferred partner for many of the world’s leading food and beverage brands. The Company had revenues of $6.8 billion in 2014 and employs approximately 21,100 people at 75 plants in 21 countries. With global headquarters in Perrysburg, Ohio, USA, O-I delivers safe, sustainable, pure, iconic, brand-building glass packaging to a growing global marketplace. For more information, visit o-i.com.

O-I’s Glass Is Life™ movement promotes the widespread benefits of glass packaging in key markets around the globe. Learn more about the reasons to choose glass and join the movement at glassislife.com.